RESULTS OF SHAREHOLDER MEETING
VIRTUS INSIGHT TRUST
MAY 19, 2016
(Unaudited)

At a special meeting of shareholders of all series of Virtus
Equity Trust, Virtus Insight Trust and Virtus Opportunities
Trust, held on May 19, 2016, shareholders of Virtus Insight
Trust (the "Trust") voted on the following proposals:

Proposal 1.

To elect six Trustees to serve on the Board of Trustees until the next meeting of shareholders at which Trustees are elected.

Number of Eligible Votes:
FOR                AGAINST           ABSTAIN

George R. Aylward
877,823,141.371   8,578,054.586        0

Thomas J. Brown
878,102,003.756    8,299,192.201       0

Donald C. Burke
878,314,898.216    8,086,297.741       0

Roger A. Gelfenbien
878,064,181.056    8,337,014.901       0

John R. Mallin
878,335,375.860    8,065,820.097       0

Hassell H. McClellan
878,082,631.377    8,318,564.581       0

Shareholders of Virtus Insight Trust voted to approve the above proposal.

Proposal 2.

To approve a proposal to permit Virtus Investment Advisers, Inc., as the investment adviser to all the Funds, to hire and replace subadvisers or to modify subadvisory agreements without shareholder approval.

Number of Eligible Votes:
FOR                   AGAINST              ABSTAIN

Virtus Emerging Markets Opportunities Fund
620,793,093.034      25,302,093.728      9,306,937.262

Virtus Low Duration Income Fund
10,449,114.393       779,684.940           311,840.943

Shareholders of each of the Funds of Virtus Insight Trust listed above voted to approve the above proposal.

Proposal 3.


To approve an Agreement and Plan of Reorganization providing for the reorganization of Virtus Insight Trust to a Delaware statutory trust.

Number of Eligible Votes:
FOR                    AGAINST             ABSTAIN
657,885,744.665       4,964,608.999        10,429,968.292

Shareholders of Virtus Insight Trust voted to approve the above proposal.

Proposal 4.

To approve a proposal to authorize the Board of Trustees, without obtaining a shareholder vote, to reorganize Virtus Insight Trust as another entity; merge the
Trust, or merge, consolidate or transfer the assets and liabilities or class of
shares to another entity; and combine the assets and liabilities held with respect
to two or more series or classes into assets and liabilities held with respect to a single series or class.

Number of Eligible Votes:
FOR                  AGAINST                ABSTAIN
602,570,536.772     60,405,726.860        10,304,034.324

Shareholders of Virtus Insight Trust voted to approve the above proposal.

Proposal 5.

To approve a proposal to change shareholder voting rights, from one vote for each share of beneficial interest owned by the shareholder, to one vote for each dollar of net asset value per share owned by such shareholder.

Number of Eligible Votes:
FOR                  AGAINST                ABSTAIN
653,365,550.901      9,641,616.611       10,273,125.442

Shareholders of Virtus Insight Trust voted to approve the above proposal.